NEWS RELEASE

       DIME COMMUNITY BANCSHARES, INC. ANNOUNCES CONCLUSION OF
   PRICING PERIOD RELATED TO ACQUISITION OF FINANCIAL BANCORP, INC.


Brooklyn, NY, January 6, 1999. Dime Community Bancshares, Inc. ("DCB") (NASDAQ:
DCOM), the holding company for The Dime Savings Bank of Williamsburgh (the "Bank"), announced today that the pricing period related to its planned acquisition of Financial Bancorp, Inc. ("FIBC") (NASDAQ: FIBC) has concluded. Under the terms of the merger agreement between DCB and FIBC, each outstanding share of FIBC common stock will be converted into the right to receive, at the election of the holder thereof, either shares of DCB common stock or cash, subject to certain election, allocation and proration procedures. Based upon the 10-day pricing period which commenced on December 22, 1998, and concluded on January 6, 1999, stockholders of FIBC are expected to receive in exchange for each share of FIBC common stock, either cash in the amount of $39.14 or
1.8282 shares of DCB common stock. The period during which stockholders of FIBC can elect to receive DCB common stock or cash as consideration will expire as of 5:00 p.m. eastern standard time on January 13, 1999. DCB and FIBC have scheduled the closing of the acquisition to occur on January 21, 1999.

Dime Community Bancshares, Inc., is the holding company for The Dime Savings Bank of Williamsburgh, a community-oriented financial institution providing financial services and loans for housing within its market areas. The Bank maintains its headquarters in the Williamsburgh section of the borough of Brooklyn, and thirteen additional offices in the boroughs of Brooklyn, Queens, and The Bronx, and in Nassau County. The Bank's deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation. More information on the Company and Bank can be found on the Company's Internet website at WWW.DIMEWILL.COM.


Contact:  Kenneth A. Ceonzo - VICE PRESIDENT AND DIRECTOR OF INVESTOR RELATIONS
 (718) 782-6200 extension 279
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